                                 Exhibit 10.21

1. Proposed Services

   1.1. Helix will act as the Company's exclusive mergers & acquisitions and principal financial advisor and will assist the Company in analyzing, structuring, negotiating, and effecting the Transactions, including the Proposed Transactions (as described in section 1.3) on the terms and conditions of this Agreement, below. In parallel with services relating to the Proposed Transactions, Helix will assist and consult with the Company on strategic financial and operational issues and tactical implementation of concepts relating to the growth of the Company.

   1.2. Helix will assign its Managing Partner, Yoav Stern, to serve on the Company's board of directors as Co-Chairman and member of the executive committee of the board. Mr. Stern will devote a substantial amount of his time, as needed from time to time, to participate in meetings, lead strategic planning sessions, initiate and help in recruiting key personnel and advise management on operational issues in growth and/or turn around situations. Mr. Stern will not receive any fees in addition to the compensation described in section 2.3 herein.

   1.3.  Proposed Transaction(s):

         1.3.1. M&A Transaction: As used herein, the term "Transaction" shall mean any transaction or series of transactions other than the purchase or sale of assets in the ordinary course of the Company's business, whereby, directly or indirectly, the Company or any of its businesses, assets or properties acquires, is acquired by or is merged with another entity, or any other similar business transaction or arrangement between the Company and a third party, including without limitation, a merger, combination or consolidation, regardless of the accounting or tax treatment of such transaction.

         1.3.2. Other Transactions: As used herein, the term "Transaction" shall also mean any transaction or series of transactions other than senior debt financing transactions arranged by the Company's management in the ordinary course of business, whereby, directly or indirectly, the Company or any of its businesses receives additional capital, debt financing or markets additional equity other than through a public offering. With regard to transactions described in this section 1.3.2, the Company's obligation to retain Helix is subject and subordinate to existing agreements with investment banking firms relating to private debt or equity financing. Moreover, the Company retains the right to engage an investment banking firm to assist it in arranging any such Transaction, provided that the Company will notify Helix in writing 60 days in advance regarding a proposed engagement with any investment banking firm. No fee will be payable to Helix as per section 2.3 with regards to any Transaction arranged by any such investment banking firm.

   1.4. Other Activities: Helix will undertake certain activities on the Company's behalf, including, if appropriate, the following:

        1.4.1. Assisting the Company in its determination of appropriate values to be realized in Transactions;

        1.4.2. Advising the Company in the negotiations as to the form and structure of Transactions;

        1.4.3. Advising  and  assisting  the  Company's   management  in  making
               presentations   to  the  Company's   Board  of  Directors   about
               Transactions;

        1.4.4. In addition to advising on any Transactions, rendering such other financial advisory and merchant banking services as may from time to time be agreed in writing between Helix and the Company.

2. Further Agreement Terms

   2.1. Transaction Timing. A Transaction shall be deemed to have occurred when Consideration Paid for a Transaction, having been received by the Company or the Company's shareholders, or in the event of a merger, acquisition, purchase by the Company, Consideration Paid has been sent to the receiving party, provided that if, Consideration Paid shall be paid in installments, the full amount will be construed to have been received on the receipt of the first installment exchanged between parties to a Transaction.

   2.2. Limitation and Exclusivity. To the extent that this agreement created an exclusive relationship with Helix in cases of Transactions described in section 1.3.2, and in all cases of Transactions described in section 1.3.1, the Company agrees that as of the date hereof, Helix shall be the exclusive advisor to the Company and the Company shall not enter into any agreement relating to a Transaction during the term of this Agreement without the participation of Helix. If the Company consummates a Transaction during the term of this Agreement (or for a period of one year thereafter as described below) without Helix's participation, the Company agrees that it, and its successors and assigns, shall nevertheless be obligated to provide or cause to be provided to Helix, the compensation provided herein in paragraph 2.3.

 2.3. Compensation. The Company will compensate Helix in the form of a retainer, success fees and reimbursement of its reasonable expenses as described below. Fees will be paid directly to Helix Capital LLC., or to another entity as assigned from time to time by Helix.

        2.3.1. Retainer: The Company will pay Helix a monthly retainer in the amount of $25,000 for a minimum period of 18 months and thereafter for the length of this Agreement (see Termination in paragraph 2.8)

        2.3.2. Consideration   Paid:   For  the   purpose  of  this   Agreement,
               Consideration Paid is defined as:

               2.3.2.1. In the event of a sale by the  Company  of newly  issued securities, the amount of cash invested in the Company;

               2.3.2.2. In the  event of a sale,  merger or  acquisition  of the
                        Company or the Company's assets, the cash consideration plus the market value of non-cash consideration, plus the amount of debt and other interest bearing obligations assumed, refinanced by the acquiror, or retired, or defeased, in connection with the Transaction;

               2.3.2.3. In  the  event  of a  purchase,  merger  or  acquisition
                        Transaction by the Company, the purchase price of the equity paid plus the amount of debt and other interest bearing Obligations assumed or refinanced by the Company, less any cash retained by the Company upon successful completion of the Transaction.

               2.3.2.4. The  fair  market  value of any  non-cash  consideration delivered in a Transaction will be the value agreed upon by the Company and Helix prior to the consummation of the Transaction.

        2.3.3. Success fees:

               2.3.3.1. For an M&A  Transaction  as defined in section 1.3.1 the
                        Company shall pay Helix a success fee upon closing of each Transaction. Success fees for any Transaction as defined above, will be determined by mutual consent by Helix and the Company based on market conditions and on a per Transaction basis, but in any case will be no less than 2% of the

                        Consideration Paid transferred to or transferred from the Company or the Company's shareholders. Success fees shall be due and payable if the Company completes a Proposed Transaction during the term of this Agreement and within one year of the termination of this Agreement with a party introduced by or that was in contact with Helix within the term of this Agreement. This success fee will be paid in cash, or in other negotiable securities and financial instruments as specifically agreed in writing by Helix and the Company.

               2.3.3.2. For any other  Transaction  as defined in section 1.3.2, the Company and Helix will reach and agreement on a success fee for each specific Transaction if and when the Company instructs Helix to proceed with preparation for a specific Transaction.

        2.3.4. Expenses: The Company shall reimburse Helix, upon Helix's request and regardless of whether the Company consummates any Transactions, for its reasonable and actual out of pocket expenses incurred by it in connection with this Agreement. In on event, however, shall the Company be liable to Helix for out-of-pocket expenses in excess of $10,000 per month without the prior approval of Kellstrom.

        2.3.5 Life Insurance. The Company shall obtain and maintain a life insurance policy on the life of Mr. Stern in the amount of $3,000,000 with a variable annuity feature mutually acceptable to Mr. Stern and the Company. The Company will pay the premium on such policy for the entire period commencing on the effective date of this agreement and ending on the seventh anniversary of the date hereof (the "Policy Period"). Until January 1, 1999, the Company shall own, and shall have the right to designate the beneficiary under, such insurance policy. Mr. Stern shall have the option of causing the Company to transfer the ownership of the policy (and the right to designate the beneficiary thereunder) to Mr. Stern at no cost to Mr. Stern after January 1, 1999 (but the Company will continue to pay the premium on such policy for the entire Policy Period). If Mr. Stern does not exercise his option to transfer ownership of the policy, upon the termination of the Policy Period, the Company shall transfer the policy to Mr . Stern at no cost to Mr. Stern. In the event that this agreement is terminated (other than as a result of a breach by Helex of the terms of this agreement) prior to that time, the Company will transfer ownership of the policy to Mr. Stern and pay Mr. Stern a lump sum payment equal to the unpaid premium remaining through the end of the Policy Period. Such lump sum payment shall include an amount sufficient to compensate Mr. Stern for any Federal, state or local income taxes associated with the receipt of such payment.

   2.4. Information & Reliance: In connection with Helix's engagement, the Company will furnish Helix with all information concerning the Company which Helix and the Company deem appropriate and will provide Helix with access to the Company's officers, directors, accountants and counsel. It is understood that Helix will rely on the accuracy and completeness of such information supplied by the Company, its officers and agents, or available from generally recognized public sources, without any independent investigation or verification thereof.

   2.5. Confidentiality. Any advice, data, materials, contacts or other information provided by Helix, its affiliates or subsidiaries to the Company under this Agreement, including the existence of this Agreement, shall not be disclosed to third parties other than attorneys, representatives and affiliates controlled by the Company, except to the extent such disclosure is in the opinion of counsel, required by law or legal process, without prior written approval by Helix, it being understood that a copy of this Agreement must be filed with the Securities and Exchange Commission and its terms be described in Company's public filings. All non-public information given to Helix by the Company will, likewise, be treated by Helix as confidential.

   2.6. Indemnification. The Company agrees to indemnify and hold Helix harmless from and against any and all losses, claims, damages and liabilities (or actions including security holder actions in respect thereof) related to or arising out of Helix's engagement hereunder or its role in connection herewith, and will reimburse Helix for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred by Helix in connection with investigating, preparing for or defending any such action or claim, whether or not in connection with pending or threatened litigation in which Helix is a party and whether or not initiated by or on behalf of the Company. The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses which have resulted from the bad faith or gross negligence of Helix. The Company also agrees that Helix shall not have any liability to the Company for or in connection with Helix's engagement, except for liability for losses, claims, damages, liabilities or expenses incurred by the Company that result from the bad faith or gross negligence of Helix.

        2.6.1. In the event that the foregoing indemnity is unavailable, then the Company shall contribute to amounts paid or payable by Helix in respect of its losses, claims, damages and liabilities:

               2.6.1.1. in  such  proportion  as   appropriately   reflects  the
                        relative benefits received by, the Company and Helix in connection with the matters as to which such losses, claims, damages or liabilities relate, or

               2.6.1.2. if (but only if) the allocation  provided for in 2.6.1.1 is for any reason held to unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in 2.6.1.1 but also the relative fault of the Company and Helix, as well as any other relevant equitable considerations;

               2.6.1.3. provided,  however, that in no event shall the amount to be contributed by Helix exceed the amount of the fee actually received by Helix. The foregoing shall be in addition to any rights that Helix may have at common law or otherwise and shall extend upon the same terms to and inure to the benefit of Helix and its affiliates and their respective directors, officers, employees, agents or controlling persons of Helix.

               2.6.1.4. The Company agrees that,  without  Helix's prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (whether or not Helix or any other party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action or proceeding.

   2.7. Limited Commitment. It is understood that Helix makes no commitment to raise capital and/ or effect any of the Proposed Transactions. In addition, the Company has the right not to accept any or all offers with respect to the Proposed Transactions.

   2.8. Term and termination. This Agreement shall have an initial term of 18 months from January 1, 1997, and will be renewed automatically thereafter for additional 12 month-terms every 12 months, unless terminated by written notice at least 90 days prior to the last day of the initial term or any extensions thereof, by any party. Notwithstanding the foregoing, the provisions of paragraphs 2.3, 2.5,
         2.6 and 2.8 will survive any termination.

   2.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and the federal laws of the United States of America applicable therein. Any controversy or claim arising out of or relating to this letter agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon an award arising in connection therewith may be entered in any court of competent jurisdiction.

   2.10. Survival. In the event that any provision herein is determined to be unenforceable under the current law at the time of execution of this letter Agreement, or unenforceable under a law that may supersede that law in place at the time of execution, all other provisions and the intent of this Agreement shall survive such findings.

   2.11. Independent Contractor. The Company acknowledges and agrees that Helix has been retained solely as a M&A and financial advisor to the Company. In such capacity, Helix shall act as an independent contractor, and any duties arising out of its engagement pursuant to this Agreement shall be owed solely to the Company.

   2.12. Waiver of Rights. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by the party against whom the same is sought to be enforced and no failure by either party to enforce any of its rights hereunder shall, except as aforesaid, be deemed to be a waiver of such right. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any provision of this Agreement to be performed by such other party shall be deemed to be a waiver of a similar or dissimilar provision hereof at the same or any prior or subsequent time.

   2.13. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if delivered personally, mailed prepaid registered mail, overnight courier, or sent by telecopy (as long as the telecopy is followed by a hard copy) addressed as follows:

         In the case of Helix:
         Alex Hoag
         Helix Capital L.L.C.
         98 Battery Street
         Suite 600
         San Francisco, CA  94104
         Tel:  (415) 956-9950 Fax:  (415) 956-9951

         In the case of Kellstrom:
         John Gleason
         Chief Financial Officer
         14000 NW 4th St.
         Sunrise, Florida 33325
         Tel:  (954) 845-0427 Fax:  (954) 845-0428

         or to such other address as the parties shall from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if delivered, if mailed by registered mail, upon the date shown on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee, if delivered by overnight courier, two (2) days after deposit with the overnight courier, and if by telecopy, upon transmission thereof, as long as the telecopy is followed by delivery of a hard copy.

   2.14. Entire Agreement. This mutually signed Agreement, attached Exhibits and any properly executed and signed Amendments, constitutes the entire agreement between the parties with respect to the engagement of Helix contemplated hereby and cancels and supersedes all prior undertakings and agreements between the parties with respect thereto and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

3. Miscellaneous. Each of the parties represents that it is duly authorized to execute this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the same agreement.

   If you are in agreement with the foregoing, please execute a copy in the space provided below and return it to Helix Capital Corporation, L.L.C.

Regards,

Helix Capital Corporation, LLC

For Helix Capital Corporation, LLC

By: /s/
    --------------------------------------
Name:    Alexander W. Hoag
Title:   Vice President, Partner

Accepted this 24 of December, 1996

For Kellstrom Industries Inc.

By: /s/
    ---------------------------------------
Name:    John Gleason
Title:   Chief Financial Officer

Qualifications.

Alexander Hoag is a Partner and Vice President of Helix Capital Corporation, L.L.C. He brings extensive experience in technology company Merger & Acquisitions, Marketing, Operations and Research & Development in some of the preeminent success stories of the software industry. Mr. Hoag will lead this effort and will be the primary contact and manager of Helix's efforts on The Company's behalf.

Until recently he served as Executive Vice President, Products, and Chief Technology Officer of SoftKey International Inc., a Massachusetts based $350M consumer software company that culminated the successful turn around effort begun at WordStar International in 1990. Previous experience at Quark, Inc. (Director of Marketing), Broderbund Software Inc. (Publisher, NASDAQ:BROD) and Blyth Software, Inc. (Vice President, Special Markets, NASDAQ:BLY) represent a string of successful product, divisional and company turnarounds where leading competitive positions were forged from undercapitalized or competitively laggard entities. In each case, Mr. Hoag was instrumental in reorganizing the strategic focus, building management, marketing and development teams, and establishing a series of defensible product and company niches that have won significantly improved shareholder returns as well as industry recognition for distinguished achievement.

Mr. Hoag holds a Masters of International Business Administration from The Monterey Institute (Monterey, California) and a BA in Political Science from the University of California, San Diego.

OGEN PERRY is a Partner and Director of Helix Capital. He brings extensive experience in M&A and strategic planning.

Mr. Perry joined Helix from Intel Corporation where he served as manager, Corporate Business Development. At Intel, he spearheaded several strategic investments in emerging technology companies including networking, compression and database software.

Prior to Intel, Mr. Perry was an Engagement Manager with McKinsey & Co., leading consultant and client teams in the development business strategies.

Until 1987, Mr. Perry was New Business Development Manager for Matrix Instruments, Inc. Mr. Perry's efforts to create a VAR program and to promote the adoption of the company's high level graphics language contributed to a doubling of division sales.

Mr. Perry holds and MBA in finance from the Wharton School as well as an M.E. and a B.Sc. in Computer Engineering from Rensselaer Polytechnic Institute.